EXHIBIT 10.1

August 24, 2006

Rodger B. Dowdell, Jr.
7804 Sloane Gardens Court
University Park, Florida 32401

Dear Rodger:

This will confirm that you have retired as President and Chief Executive Officer of American Power Conversion Corporation, and that, commensurate with such retirement from the company, you have submitted your resignation from such offices as of August 15, 2006. This will also confirm that accordingly your employment with American Power Conversion Corporation and its subsidiaries (collectively “APC” or the “Company”) has terminated, effective as of August 15, 2006 (the “Separation Date”), subject to the terms and conditions of this letter agreement. As of the Separation Date, the further accrual of your salary has ceased, and any entitlement you had or might have had under an APC-provided benefit plan, program or practice terminates, except as specifically provided below or as otherwise required by federal or state law. You will, however, continue as a member of the Board of Directors and as non-executive Chairman of the Board. This letter agreement (“Agreement”) spells out the terms of your separation from employment with APC.

1. In consideration for your execution of this Agreement, including specifically the release provisions in Section 4, APC agrees that you will be paid by APC an aggregate of $2,000,000, which amount reflects your severance pay and all of your accrued but unused vacation time, minus any applicable federal, state and/or local taxes, deductions and withholdings, and any other agreed-upon deductions payable in a lump sum within 10 days of the expiration of the seven day revocation period set forth in Section 14.

2. You have the right under federal legislation, commonly referred to as “COBRA”, to continue participation in APC’s group health insurance plans (medical, dental) at your expense for a period of up to 18 months after certain qualifying events with respect to APC, subject to limitations on that right imposed by COBRA. Documents relating to your COBRA rights will be provided separately at the appropriate time.

3. You understand and agree that the payments offered to you in Section 1 of this Agreement are in addition to any payments or benefits to which you are otherwise entitled because of your employment with the Company. You will receive payment of your earned salary (less applicable taxes and withholdings) through the Separation Date at the applicable regularly scheduled payroll payment period. In accordance with APC’s regular policies, you will also receive reimbursement for properly documented expenditures made by you on behalf of the Company prior to the Separation Date, which are to be submitted no later than September 30, 2006. Such reimbursement payments will be paid promptly after the appropriate written requests for reimbursement are submitted in accordance with the APC regular reimbursement policies. In addition, following the Separation Date, you will be entitled to receive vested amounts payable to you under APC’s 401(k)/ESOP plan in accordance with the terms of such plan and applicable law. APC currently is the owner of a group term life insurance policy that includes you, which may be converted to an individual policy (with certain limitations). Appropriate conversion forms will be provided by the insurance carrier to you with benefits information.

4. (a)  In exchange for the amounts described in Section 1 of this Agreement, and other good and valuable consideration, you knowingly and voluntarily agree that you, your representatives, agents, estate, heirs, successors and assigns absolutely and unconditionally release, indemnify, hold harmless and forever discharge the Company and its parent, subsidiaries, divisions, affiliates, successors and/or assigns and their respective current and/or former officers, directors, shareholders, agents, and employees, both individually and in their official capacities (collectively referred to throughout this Agreement as the “Releasees”), of and from any and all actions, causes of action, suits, claims, complaints, liabilities, agreements, promises, contracts, torts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, which you have or may have against the Releasees, including, but not limited to: (i) any and all claims arising out of or in connection with your employment, change in employment, resignation, retirement or termination; (ii) any and all claims based on any federal, state or local law, constitution or regulation dealing with employment, employment discrimination, retaliation and/or employment benefits such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, marital status, national origin, ancestry, handicap or disability, family or medical leave, veteran status or any military service or application for military service; (iii) any and all claims based on any alleged public policy, contract (whether oral or written, express or implied), tort, or any other statutory or common law claim of any nature whatsoever; and/or (iv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. This provision is intended by you to be all-encompassing and to act as a full and total release of any and all claims, whether specifically enumerated herein or not, that you and your representatives, agents, estate, heirs, successors and assigns have, may have or have had against the Releasees from the beginning of the world to the date of your execution of this Agreement.

(b) You not only release and discharge the Releasees from any and all claims as stated above that you could make on your own behalf or on behalf of others, but you also specifically waive any right to recover any award(s) as a member of any class in a case in which any claim(s) against the Releasees are made, including, without limitation, claims involving any matters arising out of your employment with, change in employment status with, or resignation/termination from employment with APC.

(c) The amounts set forth above in Section 1 shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of Releasees to you, including, without limitation, all claims for wages, salary, draws, incentive pay, bonuses, stock and stock options, restricted stock or restricted stock units, commissions, severance pay, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums. Additionally, nothing in this Agreement shall be interpreted to prohibit you from filing an age discrimination claim with any anti-discrimination agency, or from participating in an age discrimination investigation or proceeding conducted by any such agency. However, by signing you acknowledge that you are waiving any and all rights to money damages and any other relief that might otherwise be available should you or any other entity pursue claims arising out of or relating to your employment with the Company against the Releasees other than claims arising out of a breach by APC of any obligations set forth in this Agreement.

(d) Waiver of Rights and Claims Under the Age Discrimination and Employment Act of 1967. Since you are 40 years of age or older, you have been informed that you have or might have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(i) In consideration for the amounts described in Section 1 hereof, which you are not otherwise entitled to receive, you specifically waive such rights and/or claims under ADEA that you might have against the Releasees to the extent that such rights and/or claims arose prior to or on the date this Agreement was executed;

(ii) You understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(iii) You are advised to consider the terms of this Agreement carefully and to consult with your counsel or any other person of your choosing prior to executing this Agreement and you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to execute this Agreement;

(iv) You have been informed that you have up to 21 days within which to consider the terms of this Agreement;

(v) You have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement;

(vi) In entering into this Agreement you are not relying on any representation, promise or inducement made by the Releasees or their attorneys with the exception of those promises described in this document; and

(vii) The 21-day review period will not be affected or extended by any revisions which might be made to this Agreement.

(e) Notwithstanding anything herein to the contrary, you are not releasing any rights you may have (i) with respect to the exercise of vested options within three months of the

Separation Date in accordance with the terms of the applicable option agreements and the Company’s 1997 Stock Option Plan, (ii) to any vested rights to benefits under the APC 401K/ESOP plan, (iii) to indemnification under APC’s Articles of Incorporation, and by-laws and/or pursuant to applicable law to the extent in effect at the date of this Agreement, (iv) to coverage under APC’s existing Directors’ and Officers’ liability insurance policies, existing property and casualty insurance policies or any other similar existing insurance policies to the extent they cover you for potential liabilities or (v) under this Agreement.

5. By signing this Agreement, you understand and agree: (a) that this Agreement sets forth the entire agreement between you and APC and supersedes all other agreements, representations, and or understandings, whether oral or written, with respect to the subject matter herein other than as expressly provided for in this Agreement; (b) that nothing in this Agreement is intended to mean that APC has engaged in any wrongdoing or unlawful conduct; (c) that until such time as APC publicly files this Agreement with the Securities and Exchange Commission, you will not disclose the existence or the contents of this Agreement to anyone but your attorney, advisor, spouse, or significant other, provided that nothing in this Agreement shall bar you from providing truthful testimony in any legal proceeding or cooperating with any governmental agency, however, you understand and agree that APC may publicly disclose your resignation and the existence of this Agreement and/or its contents; (d) that you will continue to be bound by your obligations under any non-disclosure, non-competition, non-solicitation and developments agreements between you and APC; (e) that this Agreement can be modified only in a written agreement signed by you and APC; (f) that this Agreement shall be interpreted pursuant to its fair meaning and shall not be strictly construed for or against either party and (g) that this Agreement is binding upon, and inures to the benefit of, your heirs, administrators, representatives, executors, and successors.

6. In addition to the above, and in consideration of the amounts described in Section 1 of this Agreement and the other agreements of APC contained in this Agreement, and other good and valuable consideration, by signing this Agreement you agree not to make disparaging, critical or otherwise detrimental comments, in any form, forum or media, to any person or entity concerning APC and its officers, directors, shareholders, trustees, or employees, concerning the services or programs provided or to be provided by APC, concerning the business affairs or the financial condition of APC, or concerning the circumstances surrounding your employment with and/or separation from APC. Similarly, by signing this Agreement, APC, in consideration of your agreements contained in this Agreement, agrees that it will make reasonable efforts to provide that the members of the Board of Directors and the executive officers of the Company do not disparage you or encourage others to disparage you.

7. You understand that, whether or not you sign this Agreement, you must immediately return to APC all property of APC in your possession or control, including, but not limited to, company records, files, laptop computers, cellular telephones, credit cards, keys and security badges.

8. You confirm that no charge, complaint or action filed by you or on your behalf against the Releasees exists in any forum or form.

9. In connection with your retirement as an officer of the Company and the associated termination of your employment with APC, you confirm that such termination includes your termination as President and Chief Executive Officer of APC, as well as termination as an officer and/or director of any subsidiary or affiliate of APC.

10. In addition to the above, and in consideration of the amounts described in Section 1 of this Agreement and the other agreements of APC contained in this Agreement, and other good and valuable consideration, by signing this Agreement you agree, for a period of one (1) year from the date of this agreement, to cooperate with the Company and provide reasonable assistance with respect to the defense of any actions, causes of action, suits, claims, charges and complaints made against the Company prior to or following the Separation Date in which you are involved, have knowledge, or may be deposed or called to serve as a witness provided that the Company will make reasonable efforts to give you as much advance notice of such request as practicable and will also make reasonable efforts to avoid unnecessary interference with your personal life and business affairs in securing such cooperation and assistance. The Company agrees to reimburse you for any reasonable expenses incurred by you in complying with this Section 10.

11. The Company will maintain the Company’s existing indemnification provisions as of the Separation Date with respect to you in your capacity as an officer, director and employee of the Company prior to the Separation Date to the extent provided for under APC’s Articles of Incorporation and bylaws subject to, and, in addition, as permitted under or consistent with applicable law. In addition, as Chairman of the Board, you will be provided indemnification rights and rights under applicable directors and officers liability policies as may be in effect from time to time for any other non-employee directors.

12. Notwithstanding the termination of your employment with the Company, you will remain as a member of the Board of Directors and as non-executive Chairman of the Board. You will have no entitlement to hold such positions for any specified term other than as a non-employee member of the Board of Directors and your holding of such positions remains subject to the provisions of the Articles of Incorporation and By-Laws of the Company as well as all applicable provisions of law, regulations or regulatory requirements. Subject to such laws, regulations or regulatory requirements, as long as you continue as non-executive Chairman of the Board, you shall receive, in lieu of any other compensation as a non-employee member of the Board of Directors, the following compensation:

(i)	an annual retainer of $50,000, paid quarterly;
(ii)	a $2,500 fee for attendance at an in-person meeting of the Board of Directors;

(iii)	a $1,250 fee for attendance at a telephonic meeting of the Board of Directors;
(iv)	reimbursement of your reasonable expenses incurred in attending meetings of the board of Directors;
(v)
the grant of 5,000 restricted stock units on or before September 30, 2006, vesting ratably over four equal annual installments commencing June 30, 2007 and the next three successive June 30ths thereafter;

(vi)
an annual grant of 5,000 restricted stock units (such number to be adjusted for stock splits and similar events), such grant to be made on June 30 each year commencing June 30, 2007, and to vest ratably over four equal annual installments, all in accordance with the provisions of the Company’s compensation of non-employee directors, as in effect from time to time; and

(vii)
continued coverage under the Company’s health plan (which coverage may be by the Company’s payment of your COBRA payments upon your election of COBRA at the Company’s request while applicable and/or a change to the Company’s health plan coverage), subject to changes to such plan applicable to employees of the Company generally.

In addition, should you cease to be Chairman of the Board for any reason other than death or the removal for cause (where “cause,” solely for purposes of determining your right to continuation of health coverage and not generally for purposes of whether you can be removed for cause as a director, shall be (i) your engaging in gross negligence or gross misconduct, (ii) your material breach of a fiduciary duty to APC, or (iii) your being convicted of a felony or act of moral turpitude which act is reasonably likely to result in material injury to APC), the Company will continue your coverage under the Company’s health plan for an additional period of 12 months; provided, however, that if such coverage is not reasonably available to the Company the Company will pay you promptly after making such determination an amount equal to the annual cost to you to secure comparable coverage at the time you cease to be Chairman of the Board. You acknowledge and agree that your position as Chairman of the Board is not a continuation of your employment and shall not be considered as such for purposes of your outstanding stock options, and that such options will terminate three months from the Separation Date unless properly exercised prior thereto.

13. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts, without regard to its conflict of laws provision. Should any provision of the Agreement be declared unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language contained in Section 4, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. This Agreement cannot be assigned by you and shall inure to the benefit of and be binding on APC’s successors and assigns.

14. If this Agreement correctly states the understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me within twenty-one (21) days.

If you do sign this Agreement, it will not take effect with respect to any claim under ADEA until seven (7) days have passed after you sign it. We will not be able to provide you with the severance pay or benefits that we have offered you until the seven-day revocation period has expired. During those seven (7) days you will have the right to revoke this Agreement with respect to any claim under ADEA. If you decide to so revoke this Agreement, please inform me by letter during the seven-day period that you desire to revoke your execution of this Agreement, in which case you will not receive the severance pay or benefits offered in this Agreement.

Very truly yours,

/s/ Robert J. Johnson
Robert J. Johnson,
President and Chief Executive Officer

I acknowledge that I have read the foregoing Agreement, and that I carefully considered and fully understand the terms and conditions of such Agreement. I acknowledge that I am signing this Agreement knowingly and voluntarily. In entering into this Agreement, I do not rely on any representation, promise or inducement made by APC, the Releasees or their attorneys, with the exception of the consideration described in this document.

ACCEPTED:

/s/ Rodger B. Dowdell, Jr. Signature	8/24/2006 Date